Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Company Posts First Quarter Revenues of US$25.9 million and Net Income of US$0.27

Per Share; Company Announces Stock Repurchase Program

BEIJING, CHINA, April 29, 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today reported results for the first quarter ending March 31, 2004.

Business Highlights

Highlights for the first quarter 2004:

•	Revenues rise 80% year-on-year to US$25.9 million

•	Advertising revenues rise 146% year-on-year to US$11.0 million

•	Non-advertising revenues grow 50% year-on-year to US$14.9 million

•	Gross margins reach 67% and operating profit margins reach 41%

•	US GAAP net income is US$10.9 million or US$0.27 per diluted share

“We are pleased to report another positive quarter of top-line growth. Corporate brand advertising and sponsored search are growing well thanks to our leading market position in online media and the smooth integration of our two recent website acquisitions. On the consumer side of our business we are in the process of building to reach higher ground in the second half of 2004. Our business fundamentals are stronger than ever. Our management team, strengthened with the promotion of our COO Victor Koo as President and COO and the appointment of Carol Yu as CFO, is committed to building a long-term sustainable growth model from the tremendous opportunity the Internet in China offers us,” said Charles Zhang, Chairman and CEO of SOHU.

SOHU reported record revenues of US$25.9 million for its first quarter ended March 31, 2004, an increase of 80% year-on-year. Gross margins rose to 67% in Q1 2004 from 64% in Q1 2003. The Q1 2004 US GAAP (Generally Accepted Accounting Principles) net income of US$10.9 million or US$0.27 per diluted share was a US$6.3 million improvement from the Q1 2003 net income of US$4.6 million or US$0.12 per diluted share.

Business Results

For the first quarter of 2004, SOHU’s advertising revenue totaled US$11.0 million, a 146% year-on-year improvement. Advertising revenue accounted for 42% of total revenues in Q1 2004. Advertising revenue gross margins of 75% increased from 64% in the same period a year ago, reflecting the ongoing scaleable nature of online advertising.

“We outperformed on our own expectations in advertising and search despite the first quarter’s traditional Chinese New Year seasonality. We are experiencing an immediate synergy with the newly acquired websites 17173.com and Focus.cn. These two verticals are riding the boom in the real estate and online games industries, where increasing competition is driving companies to online advertising to reach young and affluent urban consumers. In addition, our Sponsored Search is growing steadily and has reached a client base of 64,000 small and medium sized enterprises using our search and paid listing products,” Victor Koo, President and Chief Operating Officer of SOHU, explained.

For the first quarter of 2004 SOHU’s non-advertising revenues, which are derived from consumer services, grew 50% year-on-year to US$14.9 million and contributed 58% of total revenues. Q1 2004 non-advertising revenues included US$13.4 million in e-subscriptions (most of which are from wireless services) and US$1.3 million in e-commerce sales. Non-advertising revenue gross margins were lower at 61% compared to 63% in the same quarter one year ago because of special promotions and increasing investment in content for our wireless services.

“During the first quarter our wireless business growth was affected by churn of existing products. We believe we can re-ignite growth in our wireless business through product innovation, in particular in multi-media messaging (MMS) and other 2.5G applications, and expansion of a localized sales and marketing network. Market conditions will help this change as adoption of these services gains more critical mass in second half of the year. Our efforts are expected to gain traction in the second half of 2004. The long-term outlook for SOHU’s wireless value-added services remains strong,” explained Charles Zhang.

At March 31, 2004, SOHU’s cash and marketable debt securities balance was US$150.4 million.

“During the quarter we have made strong progress in our advertising, search, and e-commerce business lines, as we go through a temporary transition that affects growth in our wireless business line. Through intelligent spending we continue to invest back into the brand and business to strengthen our leading competitive position,” Carol Yu, SOHU’s Chief Financial Officer, said.

Stock Repurchase Program

SOHU.COM today announced that its Board of Directors has approved a stock repurchase program pursuant to which the company plans to purchase from time to time up to US$30 million worth of outstanding shares of its common stock.

SOHU plans to commence the repurchase program as soon as practicable and continue it for not less than six months. SOHU intends to conduct the repurchase program in accordance with SEC Rule 10b-18 under the Securities Exchange Act of 1934, through open market broker transactions or block purchases. The volume of purchases by Sohu in any given trading day will not exceed the amount specified under Rule 10b-18 and, in accordance with Rule 10b-18, the price paid by the company will not exceed the higher of the highest independent bid quoted on Nasdaq or the last independent transaction price reported by Nasdaq. The timing of the company’s repurchases will depend on market conditions and will also be subject to Rule 10b-18 requirements.

The purchases will be funded from available working capital. As of April 19, 2004, SOHU had approximately 36.5 million shares of common stock outstanding.

“We believe that SOHU’s stock represents a sound investment for the company. We believe this repurchase program represents an effective method for building shareholder value. In addition, it provides SOHU’S management with a mechanism to demonstrate our confidence in the health and future prospects of the company,” said Charles Zhang, Chairman and CEO of SOHU.

Business Outlook

SOHU’s strategy in 2004 is aimed at capturing the benefits of the rapidly growing Internet in China. SOHU estimates total revenues for the second quarter 2004 to be between US$26.1 million and US$27.1 million, with advertising revenues of US$12.6 million to US$13.0 million and non-advertising revenues of US$13.5 million to US$14.1 million. Second quarter net income is expected to be between US$9.3 million and US$10.3 million or US$0.23 to US$0.25 per diluted share. SOHU expects a profit improvement in the second half of 2004.

Safe Harbor Statement

This company’s announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few mobile telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 9:30 PM EST, April 28, 2004 (9:30 AM on April 29, 2004 in the Hong Kong/China time zone) following the quarterly results announcement.

The conference call will be available on web cast live and replay at:

http://www.sohu.com/about/English/conference.htm

Conference call dial-in details for the Live conference call: Hong Kong Toll Number: +852-2258-4002;China (North) Toll Free Number: 10800-852-0823;China (South) Toll Free Number: 10800-152-0823;U.S.A Toll Number: +1-210-234-0000. Passcode: 3371570; Conference Leader: Caroline Straathof

For the Replay of the conference call (available for 24 hours): HK Toll Number: +852-2802-5151;US Toll Number: +1-402-220-1205;Passcode: 736950

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2004	Dec. 31, 2003	Mar. 31, 2003
Revenues:
Advertising	$11,014	$9,478	$4,476
Non-advertising:
E-subscription	13,391	14,171	8,678
E-commerce	1,319	936	1,175
Other	211	—	82

Subtotal of non-advertising revenues	14,921	15,107	9,935

Total revenues	25,935	24,585	14,411
Cost of revenues:
Advertising	2,788	2,134	1,602
Non-advertising:
E-subscription	4,549	3,762	2,646
E-commerce	1,286	882	1,008

Subtotal of non-advertising cost of revenues	5,835	4,644	3,654

Total cost of revenues	8,623	6,778	5,256
Gross profit	17,312	17,807	9,155
Operating expenses:
Product development	1,880	1,906	1,742
Sales and marketing	3,121	3,211	1,992
General and administrative	1,572	1,460	1,076
Amortization of intangibles	177	57	—

Total operating expenses	6,750	6,634	4,810

Operating profit	10,562	11,173	4,345
Other expense	(208)	(202)	(81)
Interest income	630	748	327

Net income before taxes	10,984	11,719	4,591
Income tax expense	54	150	—

Net income	10,930	11,569	4,591

Basic net income per share	$0.30	$0.32	$0.13

Shares used in computing basic net income per share	36,255	36,040	34,756

Diluted net income per share	$0.27	$0.28	$0.12

Shares used in computing diluted net income per share	41,920	42,146	39,186

SOHU.COM INC.

CONSOLIDATED SUMMARY BALANCE SHEET DATA

(UNAUDITED, IN THOUSANDS)

	Mar. 31, 2004	Dec. 31, 2003
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$150,375	$142,570
Accounts receivable, net	17,386	12,381
Prepaid and other current assets	4,301	4,050
Fixed assets, net	8,416	6,846
Goodwill	31,626	31,664
Intangible assets, net	4,161	4,082
Other assets, net	3,341	3,462

	219,606	205,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	22,180	19,454
Deferred revenues	3,951	3,962
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	116,131	113,416
Shareholders’ equity	103,475	91,639

	$219,606	$205,055